EXHIBIT 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

J.Jill, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.01 per share, issuable pursuant to the J.Jill, Inc. Amended & Restated 2017 Omnibus Equity Incentive Plan	Rule 457(c) and 457(h)	1,364,805	$13.90	$18,970,789.50	0.00015310	$2,904.43

Total Offering Amounts					$18,970,789.50		$2,904.43

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$2,904.43
(1)

This registration statement registers (i) 750,000 shares of common stock, par value $0.01 per share, of J.Jill, Inc. (“common stock”) to be issued from time to time in accordance with the J.Jill, Inc. Amended and Restated 2017 Omnibus Equity Incentive Plan (as amended and restated and amended to date, the “Plan”) and (ii) 614,805 shares of common stock that, in accordance with the terms of the Plan, have been or may become reallocated to the Plan and subsequently issued from time to time. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of common stock registered hereby includes an indeterminate number of shares of common stock that may be issued in connection with share splits, share dividends or similar transactions.

(2)

Calculated in accordance with Rules 457(c) and 457(h) under the Securities Act based on the average of the high and low sales prices of shares of common stock as reported on the New York Stock Exchange on June 23, 2025.